Exhibit 99.1

T-MOBILE US, INC.

2014 EMPLOYEE STOCK PURCHASE PLAN

SECTION 1. PURPOSE

The purposes of the Plan are to provide employees of the Company and its Designated Companies with an opportunity to acquire an equity ownership interest in the Company and to encourage employees to remain in the employ of the Company and its Designated Companies.

The Company intends that the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code, but it makes no representation of such status, nor does it undertake to maintain such status. The provisions of the Plan will be construed so as to extend and limit Plan participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code.

SECTION 2. DEFINITIONS

Certain capitalized terms used in the Plan have the meanings set forth in Appendix A.

SECTION 3. ADMINISTRATION

3.1	Administration by Committee

The Plan shall be administered by the Committee. The Committee shall have the authority to delegate duties to officers, directors or employees of the Company as it deems advisable.

3.2	Authority of Committee

Subject to the provisions of the Plan, the Committee shall have the full and exclusive discretionary authority to construe and interpret the Plan and options granted under it; to establish, amend, and revoke rules and regulations for administration and operation of the Plan (including, without limitation, the determination and change of Offering Periods, Purchase Periods and payment procedures, and the requirement that shares of Common Stock be held by a specified broker); to determine all questions of eligibility, disputed claims and policy that may arise in the administration of the Plan; and, generally, to exercise such powers, perform such acts and make such determinations as the Committee deems necessary or expedient to administer and operate the Plan, including, but not limited to, designating from time to time which Subsidiaries of the Company shall be Designated Companies. The Committee’s determinations as to the interpretation and operation of the Plan shall be final and conclusive, and each action of the Committee shall be binding on all persons.

3.3	Administrative Modifications

The Plan provisions relating to the administration of the Plan may be modified by the Committee from time to time as may be desirable to satisfy any requirements of or under the securities and/or other applicable laws of the United States or other jurisdiction, to obtain any exemption under such laws, to reduce or eliminate any unfavorable legal, accounting or other consequences or to achieve any other purpose deemed appropriate by the Committee.

SECTION 4. NUMBER OF SHARES

Subject to adjustment from time to time as provided in Section 10, the number of shares of Common Stock reserved for sale and authorized for issuance pursuant to the Plan is:

(a) 10,000,000 shares; plus

(b) an annual increase to be added as of the first day of the Company’s fiscal year beginning in 2016 equal to the lesser of (i) 5,000,000 shares, and (ii) an amount determined by the Committee; provided that any shares from any such increases in previous years that are not actually issued shall continue to be available for issuance under the Plan.

If any option granted under the Plan shall for any reason terminate without having been exercised, the shares of Common Stock not purchased under such option shall again be available for issuance under the Plan. The shares of Common Stock purchased under the Plan may be authorized but unissued shares or shares now held or subsequently acquired by the Company as treasury shares.

SECTION 5. OFFERINGS

5.1	Offering Periods

(a) Except as otherwise set forth below, the Plan shall be implemented by a series of Offerings (each, an “Offering”) during which shares of Common Stock may be purchased by Participants. The first Offering Period shall begin on April 1, 2015 and shall end on September 30, 2015. Subsequent Offering Periods shall run from October 1 through March 31 and April 1 through September 30 of each year.

(b) Notwithstanding the foregoing, the Committee may establish (i) a different term for one or more Offerings and (ii) different commencing and ending dates for such Offerings; provided, however, that an Offering Period may not exceed five (5) years; and provided, further, that if the Purchase Price may be less than eighty-five percent (85%) of the Fair Market Value of the Common Stock on the Purchase Date, the Offering Period may not exceed twenty-seven (27) months.

(c) The Committee may further designate separate Offerings under the Plan (the terms of which need not be identical and which may be overlapping or consecutive) in which Eligible Employees of one or more Employers may participate, and the provisions of the Plan will separately apply to each Offering, including the limitations set forth in Section 5.1(b) regarding the maximum length of Offering Periods.

(d) In the event that the first or the last day of an Offering Period is not a regular business day, then the first day of the Offering Period shall be deemed to be the next regular business day and the last day of the Offering Period shall be deemed to be the last preceding regular business day.

5.2	Purchase Periods

(a) Each Offering Period shall consist of one or more consecutive purchase periods (each, a “Purchase Period”). The last day of each Purchase Period shall be the purchase date (a “Purchase Date”) for such Purchase Period. Except as otherwise set forth below, the first Purchase Period shall begin on April 1, 2015 and shall end on September 30, 2015. Subsequent Purchase Periods shall run from October 1 through March 31 and April 1 through September 30 of each year.

(b) Notwithstanding the foregoing, the Committee may establish (i) a different term for one or more Purchase Periods within an Offering Period and (ii) different commencing and ending dates for any such Purchase Period.

(c) In the event that the first or last day of a Purchase Period is not a regular business day, then the first day of the Purchase Period shall be deemed to be the next regular business day and the last day of the Purchase Period shall be deemed to be the last preceding regular business day.

SECTION 6. ENROLLMENT

6.1	Initial Enrollment

An Eligible Employee may enroll in the Plan for an Offering Period by completing and signing an enrollment election form or by such other means as the Committee shall prescribe and submitting such enrollment election to the Company (or completing such other established enrollment procedure) in accordance with procedures established by the Committee on or before the Cut-Off Date with respect to such Offering Period.

6.2	Continuing Effectiveness of Enrollment Election

Unless otherwise determined by the Committee, the enrollment election and the designated rate of payroll deduction or contribution by a Participant shall continue for future Offering Periods unless the Participant changes or cancels, in accordance with procedures established by the Committee, the enrollment election or designated rate of payroll deduction or contribution prior to the Cut-Off Date with respect to a future Offering Period or elects to withdraw from the Plan in accordance with Section 9.1.

6.3	Initial Eligibility During Offering Period; Participation in Multiple Offering Periods

An employee who becomes eligible to participate in the Plan after an Offering Period has begun shall not be eligible to participate in such Offering Period but may participate in any subsequent Offering Period, provided that such employee is still an Eligible Employee as of the commencement of any such subsequent Offering Period and completes the enrollment procedures set forth in this Section 6. Eligible Employees may not participate in more than one Offering at a time.

SECTION 7. GRANT OF OPTIONS ON ENROLLMENT

7.1	Option Grant

(a) Enrollment by an Eligible Employee in the Plan as of an Enrollment Date will constitute the grant by the Company to such Participant of an option on such Enrollment Date to purchase shares of Common Stock from the Company pursuant to the Plan.

(b) Notwithstanding any other provision of the Plan to the contrary, no Eligible Employee shall be granted an option under the Plan to the extent that, immediately after the grant, such Eligible Employee would own, directly or indirectly, an aggregate of five percent (5%) or more of the total combined voting power or value of all outstanding shares of all classes of stock of the Company or any Parent or Subsidiary (and for purposes of this Section 7.1(b), the rules of Section 424(d) of the Code shall apply, and stock that the employee may purchase under outstanding options shall be treated as stock owned by the employee).

7.2	Share Purchase Limits

(a) Notwithstanding any other provision of the Plan to the contrary, unless the Committee determines otherwise for a future Offering Period or Purchase Period, no Participant may purchase during a single Offering Period more than 4,000 shares of Common Stock, subject to adjustment as provided in the Plan.

(b) Notwithstanding any other provision of the Plan to the contrary, no Participant shall purchase Common Stock with a Fair Market Value in excess of the following applicable limit:

(i) In the case of Common Stock purchased during an Offering Period that commenced in the current calendar year, the limit shall be equal to (A) $25,000 minus (B) the Fair Market Value of the Common Stock that the Participant previously purchased in the current calendar year (under the Plan and all other employee stock purchase plans of the Company or any Parent or Subsidiary of the Company);

(ii) In the case of Common Stock purchased during an Offering Period that commenced in the immediately preceding calendar year, the limit shall be equal to (A) $50,000 minus (B) the Fair Market Value of the Common Stock that the Participant previously purchased in the preceding year (under the Plan and all other employee stock purchase plans of the Company or any Parent or Subsidiary of the Company); or

(iii) In the case of Common Stock purchased during an Offering Period that commenced two (2) calendar years prior, the limit shall be equal to (A) $75,000 minus (B) the Fair Market Value of the Common Stock that the Participant previously purchased in such preceding years (under the Plan and all other employee stock purchase plans of the Company or any Parent or Subsidiary of the Company).

For purposes of this Section 7.2(b), the Fair Market Value of Common Stock shall be determined in each case as of the beginning of the Offering Period in which such Common Stock is purchased.

(c) The Company shall have the authority to take all necessary action, including but not limited to suspending the payroll deductions or contributions of any Participant, in order to ensure compliance with this Section 7.2. Any payments made by a Participant in excess of the limitations of this Section 7.2 shall be returned to the Participant in accordance with procedures established by the Committee, without interest, except as otherwise required by local law. Any payroll deductions or contributions suspended as a result of the limits of this Section 7.2 shall automatically resume at the beginning of the earliest Purchase Period for which the foregoing limits will not be exceeded, which for purposes of Section 7.2(b) will end in the next calendar year (if the individual is then an Eligible Employee and has not otherwise terminated participation in the Plan), provided that when the Company automatically resumes such payroll deductions or contributions, the Company shall apply the rate in effect immediately prior to such suspension.

7.3	Governmental Approval

Notwithstanding any other provision of the Plan to the contrary, an option granted pursuant to the Plan shall be subject to obtaining all necessary governmental approvals and qualifications of the Plan and the issuance of options and sale of Common Stock pursuant to the Plan.

7.4	Stockholder Approval

Notwithstanding any other provision of the Plan to the contrary, the Plan and the exercisability of options granted under the Plan will be subject to stockholder approval of the Plan within twelve (12) months before or after the date the Plan is adopted by the Board.

SECTION 8. PURCHASE PRICE; PAYMENT

8.1	Purchase Price

The purchase price (“Purchase Price”) at which shares of Common Stock may be acquired in an Offering pursuant to the exercise of all or any portion of an option granted under the Plan shall be eighty-five percent (85%) of the lesser of:

(a) the Fair Market Value of the Common Stock on the first day of such Offering; and

(b) the Fair Market Value of the Common Stock on the Purchase Date;

provided, however, that the Committee may change the Purchase Price to be anywhere from eighty-five percent (85%) to one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the first day of an Offering or the Purchase Date for a future Offering Period, subject to compliance with Section 423 of the Code, as applicable.

8.2	Purchase of Shares

(a) An option held by a Participant that was granted under the Plan and that remains outstanding as of a Purchase Date shall be deemed to have been exercised on such Purchase Date for the number of whole shares that the funds accumulated in the Participant’s Account as of the Purchase Date will purchase at the applicable Purchase Price (but not in excess of the number of shares for which options have been granted to the Participant pursuant to Section 7.2).

(b) During the Purchase Period, shares of Common Stock that are to be acquired pursuant to the exercise of all or any portion of an option shall be paid for by means of payroll deductions from Participants’ Eligible Compensation. Unless the Committee determines otherwise for a future Purchase Period, any payroll deductions must be in one percent (1%) increments constituting not less than one percent (1%) and not more than fifteen percent (15%) of a Participant’s Eligible Compensation received on each payday during the Purchase Period. Payment amounts shall be credited on a bookkeeping basis to a Participant’s Account under the Plan. All payroll deductions or contributions received or held by the Company may be used by the Company for any purpose and the Company shall have no obligation to segregate such funds. No interest accrues on payroll deductions or contributions by a Participant.

(c) Any payroll deductions for a Participant shall commence on the first payday following the Enrollment Date and shall end on the last payday prior to the Purchase Date.

(d) Notwithstanding any provision in the Plan to the contrary, the Committee may allow Eligible Employees to participate in the Plan via cash contributions instead of payroll deductions if the Committee determines that cash contributions are permissible under Section 423 of the Code.

8.3	Refund of Excess Amount

If, after a Participant’s exercise of an option under Section 8.2, an amount remains credited to the Participant’s Account as of a Purchase Date (including after return of any amount pursuant to Section 7.2), then the remaining amount shall be returned to the Participant, except that any amounts that are not sufficient to purchase a full share of Common Stock will be retained in the Participant’s Account for the subsequent Purchase Period or Offering Period, subject to earlier withdrawal by the Participant as provided in Section 9.1.

8.4	Pro Rata Allocation

If the total number of shares for which options are or could be exercised on any Purchase Date in accordance with this Section 8, when aggregated with all shares for which options have been previously exercised under the Plan, exceeds the maximum number of shares reserved in Section 4, the Company may allocate the shares available for delivery and distribution in the ratio that the balance in each Participant’s Account bears to the aggregate balances of all Participants’ Accounts, and the remaining balance of the amount credited to the Account of each Participant under the Plan shall be returned to him or her as promptly as possible.

8.5	Notice of Disposition

If a Participant or former Participant who is subject to United States federal income tax sells, transfers, or otherwise makes a disposition of shares of Common Stock purchased pursuant to an option granted under the Plan, then such Participant or former Participant shall notify the Company or the Employer in writing of such sale, transfer or other disposition within ten (10) days of the consummation of such sale, transfer or other disposition. Without limitation on the Participant or former Participant’s ability to sell, transfer or otherwise make a disposition of shares and without limitation on Section 3.2, Participants and former Participants must maintain any shares purchased pursuant to an option granted under the Plan within two (2) years after the date such option is granted or within one (1) year after the date such shares were transferred to the Participant at the broker designated by the Committee, unless the Committee determines otherwise.

SECTION 9. WITHDRAWAL FROM THE PLAN, TERMINATION

OF EMPLOYMENT, AND LEAVE OF ABSENCE

9.1	Withdrawal From the Plan

A Participant may withdraw all funds accumulated in the Participant’s Account from the Plan during any Purchase Period by delivering a notice of withdrawal to the Company or the Employer (in a manner prescribed by the Committee) at such time in advance of the Purchase Date as the Committee may require. If notice of complete withdrawal from the Plan as described in the preceding sentence is timely received, the Company or the Employer will cease the Participant’s payroll withholding, or other contributions to the Plan, and in accordance with procedures established by the Committee, either all funds then accumulated in the Participant’s Account shall be used to purchase shares on the Purchase Date for such Purchase Period or all funds then accumulated in the Participant’s Account shall not be used to purchase shares but shall instead be distributed to the Participant as soon as administratively feasible. An employee who has withdrawn from a Purchase Period may not contribute additional funds to the Company or the Employer during that Purchase Period and require the Company or the Employer to apply those funds to the purchase of shares. Any Eligible Employee who has withdrawn from the Plan in accordance with this Section 9.1 may, however, reenroll in the Plan by the next subsequent Enrollment Date, if any, in accordance with Section 6.1.

9.2	Termination of Participation

Participation in the Plan terminates immediately on the date on which a Participant ceases to be employed by the Company or the Employer for any reason whatsoever or otherwise ceases to be an Eligible Employee, and all funds then accumulated in the Participant’s Account shall not be used to purchase shares of Common Stock but shall instead be distributed to the Participant (or in case of the Participant’s death, to his or her estate, beneficiary or heirs, as applicable) as soon as administratively feasible, without interest.

9.3	Leave of Absence

If a Participant takes a leave of absence, such Participant shall have the right, in accordance with procedures prescribed by the Committee, to elect to withdraw from the Plan in accordance with Section 9.1. To the extent determined by the Committee or required by Section 423 of the Code, certain leaves of absence may be treated as cessations of employment for purposes of the Plan.

SECTION 10. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION,

DISSOLUTION, LIQUIDATION, MERGER OR ASSET SALE

10.1	Adjustments Upon Changes in Capitalization

Subject to any required action by the stockholders of the Company, the right to purchase shares covered by a current Offering Period, the number of shares that have been authorized for issuance under the Plan for any future Offering Period, the maximum number of shares each Participant may purchase in each Offering Period or Purchase Period (pursuant to Section 7.2(a)), as well as the price per share and the number of shares covered by each right under the Plan that have not yet been purchased, shall be proportionately adjusted in the sole discretion of the Committee for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, extraordinary cash dividend, combination or reclassification of the Common Stock, or recapitalization, reorganization, consolidation, split-up, spin-off, or any other increase or decrease in the number of shares effected without receipt of consideration by the Company. Except as expressly provided otherwise by the Committee, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock.

10.2	Adjustment Upon Dissolution, Liquidation, Merger or Asset Sale

Without limitation on the preceding provisions, in the event of any dissolution, liquidation, merger, consolidation, sale of all or substantially all of the Company’s outstanding voting securities, sale, lease, exchange or other transfer of all or substantially all of the Company’s assets, or any similar transaction as determined by the Committee in its sole discretion, the Committee may make such adjustment it deems appropriate to prevent dilution or enlargement of rights in the number and class of shares that may be delivered under

Section 4, in the number, class or price of shares available for purchase under the Plan and in the number of shares that a Participant is entitled to purchase and any other adjustments it deems appropriate. Without limiting the Committee’s authority under the Plan, in the event of any such transaction, the Committee may elect to have the options hereunder assumed or such options converted or substituted by a successor entity (or its Parent), to terminate all outstanding options either prior to their expiration or upon completion of the purchase of shares on the next Purchase Date, to shorten the Offering Period by setting a new Purchase Date, or to take such other action deemed appropriate by the Committee.

SECTION 11. DESIGNATION OF BENEFICIARY

Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom the amount in his or her Account is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, any Account balance remaining unpaid at the Participant’s death shall be paid to the executor or administrator of the Participant’s estate.

SECTION 12. MISCELLANEOUS

12.1	Restrictions on Transfer

Options granted under the Plan to a Participant may not be exercised during the Participant’s lifetime other than by the Participant. Neither amounts credited to a Participant’s Account nor any rights with respect to the exercise of an option or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the Participant other than by will or the laws of descent and distribution or by a beneficiary designation as permitted by Section 11. Any such attempted assignment, transfer, pledge, or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw from the Plan in accordance with Section 9.1.

12.2	Administrative Assistance

If the Committee in its discretion so elects, it may retain a brokerage firm, bank, or other financial institution to assist in the purchase of shares, delivery of reports, or other administrative aspects of the Plan. If the Committee so elects, each Participant shall (unless prohibited by applicable law) be deemed upon enrollment in the Plan to have authorized the establishment of an account on his or her behalf at such institution. Shares purchased by a Participant under the Plan shall be held in such account in the Participant’s name, or if the Participant so indicates in the enrollment form, in the Participant’s name together with the name of his or her spouse in joint tenancy with right of survivorship or spousal community property, or in certain forms of trust approved by the Committee. The Company may require that shares be retained with a broker or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares.

12.3	Death of Participant

In the event of a Participant’s death prior to the delivery to him or her of any shares or cash held by the Company for the account of the Participant, and to the extent permitted by local law, the Company shall deliver such shares or cash to the Participant’s estate, beneficiary or heirs, as applicable.

12.4	Tax Withholding

The Company or any Employer shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company or any member of the Employer, an amount sufficient to satisfy federal, state and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan.

12.5	Equal Rights and Privileges

All Eligible Employees shall have equal rights and privileges with respect to the Plan so that the Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 or any successor provision of the Code and the related regulations. Notwithstanding the express terms of the Plan, any provision of the Plan that is intended to comply with Section 423 that is inconsistent with Section 423 or any successor provision of the Code shall without further act or amendment by the Company or the Committee be reformed to comply with the requirements of Section 423 of the Code. This Section 12.5 shall take precedence over all other provisions in the Plan.

12.6	Applicable Law

The Plan shall be governed by the substantive laws (excluding the conflict of laws rules) of the State of Delaware.

12.7	Amendment, Suspension and Termination

The Board may amend, suspend or terminate the Plan at any time; provided, however, that (a) the Plan may not be amended in a way that will cause rights issued under the Plan to fail to meet the requirements of Section 423 of the Code; and (b) no amendment that would amend or modify the Plan in a manner requiring stockholder approval under Section 423 of the Code or the requirements of any securities exchange on which the shares are traded shall be effective unless such stockholder approval is obtained. No options may be granted during any period of suspension of the Plan.

If the Plan is terminated, the Committee may elect to terminate all outstanding options either prior to their expiration or upon completion of the purchase of shares on the next Purchase Date, or may elect to permit options to expire in accordance with their terms (and participation to continue through such expiration dates). If the options are terminated prior to expiration, all funds accumulated in Participants’ Accounts as of the date the options are terminated shall be returned to the Participants as soon as administratively feasible.

12.8	No Right of Employment

Neither the grant nor the exercise of any rights to purchase shares under the Plan nor anything in the Plan shall impose upon the Company or any member of the Employer any obligation to employ or continue to employ any employee or Participant. The right of the Company or a member of the Employer to terminate any employee shall not be diminished or affected because any rights to purchase shares of Common Stock have been granted to such employee. The grant of an option hereunder during any Offering Period shall not give a Participant any right to similar grants hereunder.

12.9	Rights as Stockholder

No Participant shall have any rights as a stockholder with respect to shares of Common Stock acquired under the Plan unless and until such shares of Common Stock have been issued to him or her (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). Until such shares are issued, a Participant will only have the rights of an unsecured creditor with respect to such shares.

12.10	Other Jurisdictions

Without amending the Plan, the Committee may establish procedures to grant options or otherwise provide benefits to Eligible Employees of Designated Companies on such terms and conditions different from those specified in this Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan and shall have the authority to adopt such modifications, procedures, separate Offerings, subplans and the like as may be necessary or desirable (a) to comply with provisions of the laws or regulations or conform to the requirements to operate the Plan in a qualified or tax or accounting advantageous manner in other jurisdictions in which the Company or any Designated Companies may operate or have employees, (b) to ensure the viability of the benefits from the Plan to Eligible Employees employed in such jurisdictions and (c) to meet the objectives of the Plan. Notwithstanding anything to the contrary herein, any such actions taken by the Committee with respect to Eligible Employees of any Designated Companies may be treated as a separate Offering under Section 423 of the Code or a subplan outside of an “employee stock purchase plan” under Section 423 of the Code and not subject to the requirements of Section 423 set forth in the Code and this Plan.

12.11	Governmental Regulation

The Company’s obligation to sell and deliver shares of Common Stock under the Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance, or sale of such shares. The Company shall not be required to issue shares of Common Stock with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all the applicable provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed.

12.12	Code Section 409A

The Plan is exempt from the application of Section 409A of the Code, and any ambiguities herein will be interpreted to so be exempt from Section 409A of the Code. In furtherance of the foregoing and notwithstanding any other provision in the Plan to the contrary, if the Committee determines that an option granted under the Plan may be subject to Section 409A of the Code or that any provision of the Plan would cause an option under the Plan to be subject to Section 409A of the Code, the Committee may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action that the Committee determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with, Section 409A of the Code. Notwithstanding the foregoing, the Company shall have no liability to a Participant or any other party if the option to purchase Common Stock under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee with respect thereto. The Company makes no representation that any option to purchase Common Stock under the Plan is compliant with Section 409A of the Code.

12.13	Condition for Participation

As a condition to participation in the Plan, Eligible Employees agree to be bound by the terms of the Plan (including, without limitation, the notification and holding requirements of Section 8.5) and the determinations of the Committee.

12.14	Term of Plan

Unless sooner terminated by the Board, the Plan shall automatically terminate on the tenth anniversary of the date the Board adopts the Plan. After the Plan terminates in accordance with the foregoing sentence, no future options may be granted under the Plan, but options previously granted shall remain outstanding in accordance with their terms and conditions and the Plan’s terms and conditions.

12.15	Effective Date

The Plan is effective as of the Effective Date.

APPENDIX A

DEFINITIONS

As used in the Plan,

“Account” means a recordkeeping account maintained for a Participant to which Participant payroll deductions or contributions, if applicable, shall be credited. No interest shall be paid on any contributions credited to such Account, unless required by local law.

“Board” means the Board of Directors of the Company.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Committee” means the Board or the Compensation Committee or any other committee (which committee need not be composed of members of the Board) appointed by the Board to administer the Plan.

“Common Stock” means the Common Stock, $0.00001 par value, of the Company.

“Company” means T-Mobile US, Inc., a Delaware corporation.

“Cut-Off Date” means the date established by the Committee from time to time by which enrollment forms must be received prior to an Enrollment Date.

“Designated Company” means any Subsidiary or Parent of the Company that has been designated by the Committee from time to time in its sole discretion as eligible to participate in the Plan and which has adopted the Plan with the approval of the Committee in its sole discretion. A Designated Company shall cease to be a Designated Company on the earlier of (a) the date the Committee determines that such entity is no longer a Designated Company and (b) the date such Designated Company ceases for any reason to be a “parent corporation” or “subsidiary corporation” as defined in Sections 424(e) and 424(f), respectively, of the Code.

“Effective Date” means the date on which the Plan is approved by the Board.

“Eligible Compensation” means all base gross earnings, cash bonuses, commissions and overtime, including such amounts of gross earnings as are deferred by an Eligible Employee (a) under a qualified cash or deferred arrangement described in Section 401(k) of the Code or (b) to a plan qualified under Section 125 of the Code. Eligible Compensation does not include severance pay, hiring and relocation bonuses, pay in lieu of vacation, sick leave, gain from stock option exercises and other equity compensation income, imputed income arising under any Company group insurance or benefit program or any other special payments. The Committee, in its discretion, may establish a different definition of Eligible Compensation for a subsequent Offering Period.

A-1

“Eligible Employee” means an employee providing services to the Company or a Designated Company.

The Committee, in its discretion, may determine from time to time, prior to an Enrollment Date for all options to be granted on such Enrollment Date in an Offering (on a uniform and nondiscriminatory basis or as otherwise permitted by Treasury Regulation Section 1.423-2), that the definition of Eligible Employee shall be subject to additional eligibility requirements, consistent with Section 423 of the Code.

“Employer” means the Company or any Designated Company by which an employee is employed.

“Enrollment Date” means the first day of an Offering Period.

“Fair Market Value” means, with respect to the Common Stock, as of any date, unless the Committee determines otherwise with respect to a future Offering:

(a) if the principal market for the Common Stock (as determined by the Committee if the Common Stock is listed or admitted to trading on more than one exchange or market) is a national securities exchange or an established securities market, the official closing price per share of Common Stock for the regular market session on that date on the principal exchange or market on which the Common Stock is then listed or admitted to trading or, if no sale is reported for that date, on the last preceding day for which a sale was reported;

(b) if the principal market for the Common Stock is not a national securities exchange or an established securities market, the average of the highest bid and lowest asked prices for the Common Stock on that date as reported on a national quotation system or, if no prices are reported for that date, on the last preceding day for which prices were reported; or

(c) if the Common Stock is neither listed or admitted to trading on a national securities exchange or an established securities market, nor quoted by a national quotation system, the value determined by the Committee in good faith by the reasonable application of a reasonable valuation method.

“Offering” means an offer under the Plan of an option that may be exercised during an Offering Period as further described in Section 5.

“Offering Period” means each period designated by the Committee, as further described in Section 5.

“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

“Participant” means an Eligible Employee who has enrolled in the Plan pursuant to Section 6.

“Plan” means this T-Mobile US, Inc. 2014 Employee Stock Purchase Plan.

A-2

“Purchase Date” means the last day of each Purchase Period.

“Purchase Period” means each period designated by the Committee, as further described in Section 5.

“Purchase Price” has the meaning set forth in Section 8.1.

“Subsidiary” means a corporation, domestic or foreign, whether now or hereafter existing, as defined in Section 424(f) of the Code.

A-3